                                                                     Exhibit 5.1



                           Jones, Day, Reavis & Pogue
                                   Northpoint
                               901 Lakeside Avenue
                              Cleveland, Ohio 44114

                                January 18, 2001

Cole National Corporation
5915 Landerbrook Drive
Mayfield Heights, Ohio  44124

         Re: Nonqualified Stock Option Agreement, dated January 18, 2000, between Cole National Corporation and Larry Pollock (the "Pollock Agreement") and the 1999 Broad-Based Employee Stock Option Plan (the "1999 Plan")
                  -----------------------------

Ladies and Gentlemen:

                  We have acted as counsel for Cole National Corporation, a Delaware corporation (the "Registrant"), in connection with the Pollock Agreement and the 1999 Plan. We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that:

                  (a) The shares of the Registrant's common stock, par value $.001 per share (the "Common Stock"), that will be issued or transferred and sold pursuant to the Pollock Agreement and the 1999 Plan will be, when issued and sold in accordance with the Pollock Agreement, the 1999 Plan and the related option agreements, duly authorized, validly issued, fully paid and nonassessable.

                  (b) When issued in accordance with the terms of the Rights Agreement, dated November 24, 1999 between the Registrant and National City Bank, as rights agent, the preferred share purchase rights associated with the Common Stock issuable pursuant to the Pollock Agreement and the 1999 Plan will be validly issued.

                  In rendering the above opinions, we have assumed that the Registrant will receive at least par value for the shares of Common Stock issued upon exercise of the options granted pursuant to the Pollock Agreement and the 1999 Plan. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Registrant to effect registration under the Securities Act of 1933 of the shares of Common Stock to be issued pursuant to the Pollock Agreement and the 1999 Plan.

                                         Very truly yours,



                                         /s/ Jones, Day, Reavis & Pogue